Exhibit 99.1

IDT Appoints Marc J. Oppenheimer as Executive Vice President, Chief Financial Officer and Treasurer

Business and financial executive brings strong track record as business-builder and broad financial, operating and strategic expertise to IDT’s executive team

NEWARK, N.J., August 23, 2007—IDT Corporation (NYSE: IDT, IDT.C), an international telecommunications and technology company, today announced that the Board of Directors has appointed Marc J. Oppenheimer as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Oppenheimer will commence employment with the Company on August 27, 2007. He will replace former CFO and Treasurer Steve Brown. Mr. Brown will continue to serve as Chairman of IDT Carmel and will help develop some of IDT Capital’s other businesses.

Mr. Oppenheimer will be a key member of IDT’s executive team, overseeing and playing a key role in the Company’s finances, operations and mergers and acquisitions. He will report directly to IDT’s CEO Jim Courter.

“Marc has a strong track record of adding value, as well as building and running successful businesses in various industries. His broad financial, operating and strategic experience, which complements the deep financial expertise of our existing team, will make him a valuable addition to IDT’s senior management,” said Jim Courter, CEO of IDT. “Marc will help IDT continue to execute our growth plan and identify emerging opportunities, as well as maintain our tradition of financial excellence and fiscal discipline.”

Prior to this new appointment, Mr. Oppenheimer has held significant operating and financial positions throughout his 28-year career. Mr. Oppenheimer has been the Lead Independent Director of IDT’s Board of Directors since December 2006 and the financial expert of the Audit Committee of IDT’s board since April of 2006. Marc has also served as the Chairman of the Audit Committee and Director of Net2Phone. His financial expertise includes being President of Octagon Associates, Inc., a merchant banking and financial/strategic advisory firm. Until mid-2006, he was Executive Vice President of Kenmar Global Investment Management, Inc., and a Managing Director of Kenmar-Nihon Venture Capital, LLC. Kenmar is a global asset management firm which, during his tenure, managed $2.4 billion in assets. Mr. Oppenheimer’s previous operational expertise includes being the President and Chief Executive Officer of Crystallex International Corporation, a publicly-traded international natural resources company primarily focused in South America, from February 1995 to September 2003. He served as its Vice Chairman from September 2003 to May 2004. He currently serves on the Board of Directors of Crystallex International Corporation (AMEX: KRY). Mr. Oppenheimer started his financial career as a Credit Officer at The Chase Manhattan Bank, N.A. specializing in international lending and commodity financing. Mr. Oppenheimer also served as the Director of Trade and Merchant Banking for Midlantic National Bank, an institution with assets of $29 billion. Mr. Oppenheimer has a B.S. with Honors in Management and Industrial Relations from New York University as well as an MBA with Honors in Finance from New York University.

“I am delighted to be joining IDT to help it achieve a new level of success and I’m excited about joining a management team that has such a broad level of expertise,” said Mr. Oppenheimer. “I believe IDT is well positioned to deliver value to its shareholders. IDT has made significant strides in recent months and I am looking forward to working closely with Howard, Jim and the rest of IDT’s team to continue the Company’s progress as it aggressively executes its growth strategy.”

Mr. Brown, who led IDT Entertainment during its inception and growth and eventual sale to affiliates of Liberty Media, will devote his full attention to building on the recent momentum in IDT Capital and some of its earlier stage businesses. Jim Courter, CEO of IDT commented “I would like to thank Steve for his long-term devotion and financial guidance to IDT. Steve is largely responsible for growing IDT Entertainment from a small start-up into an integrated entertainment company. We are excited to continue having Steve as a valued member of our IDT family.”

Howard Jonas, IDT’s Chairman and founder added, “With Marc’s appointment, we’re continuing to put the right people in the right places to execute our strategy, and adding outside talent to complement an already strong management team. We know that Marc will be instrumental in identifying opportunities and providing the leadership needed in order to enhance shareholder value.”

Important Note: In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

About IDT Corporation:

IDT Corporation is an innovative and opportunity seeking multinational company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the Company’s Spectrum subsidiary holds its spectrum license assets.

IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the Company also provides a range of voice over Internet protocol (VoIP) communications services.

IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, acquisition and collection of charged-off receivables, ethnic food distribution, brochure distribution, and other initiatives.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Investor Contact:

Michael Rapaport

973-438-4408

Media Contact:

Michael Glassner

973-438-3553